UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2023

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

On June 6, 2023, Coherus BioSciences, Inc., a Delaware corporation (the “Company”), received a notice letter from AbbVie Inc. (“AbbVie”) alleging the Company breached its settlement and license agreement with AbbVie (the “AbbVie Agreement”), which grants the Company a royalty-bearing, non-exclusive license under AbbVie’s intellectual property rights to commercialize YUSIMRYTM in the United States commencing on July 1, 2023, because of the Company’s announcement on June 1, 2023 of its pricing agreement with Mark Cuban Cost Plus Drug Company, PBC (“CPD”) and its plans to offer YUSIMRYTM to CPD customers beginning in July 2023. The Company sent a response letter to AbbVie on June 11, 2023 denying the allegation in full and requesting that AbbVie provide more information about the allegation.

Solely to maintain certainty that it would have continued access to the license granted by AbbVie to the Company in the AbbVie Agreement with an upcoming planned launch of YUSIMRYTM in July 2023, the Company filed a motion for a temporary restraining order against AbbVie in the Delaware Court of Chancery on June 13, 2023. In response, AbbVie filed a motion for preliminary injunction on June 13, 2023.

The parties engaged in discussions to attempt to resolve the dispute and on June 14, 2023 entered into a stipulation resolving the Company’s motion for temporary restraining order, whereby AbbVie agreed that it will not seek to terminate the AbbVie Agreement based on its June 6, 2023 notice, and that it will not terminate the Agreement unless it first serves a new notice of breach and affords the Company an opportunity to cure any alleged breach.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2023	COHERUS BIOSCIENCES, INC.

	By:	/s/ McDavid Stilwell
	Name:	McDavid Stilwell
	Title:	Chief Financial Officer